EXHIBIT 99.1

For Immediate Release	Ethan Allen Interiors Inc.
	Contact:	Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES THIRD QUARTER SALES AND EARNINGS

DANBURY, CT., April 21, 2008 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three and nine months ended March 31, 2008.

Three Month Results
Net delivered sales for the quarter ended March 31, 2008 decreased 4.3% to $235.9 million as compared to $246.5 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 3.0% to $172.8 million. Wholesale sales decreased 9.1% to $156.3 million during that same period. Comparable Ethan Allen design center delivered sales decreased 1.1% as compared to the prior year quarter.

During the quarter ended March 31, 2008, four Design Centers were converted to smaller size Design Studios better suited to the markets they serve. In addition, seven Design Centers and two retail Service Centers were closed and, for the most part, were consolidated into other existing operations resulting in a total pretax restructuring and impairment charge of $4.0 million or $2.5 million after tax and $0.09 per diluted share.

For the quarter ended March 31, 2008, earnings per diluted share, which includes the aforementioned restructuring and impairment charge, amounted to $0.30 on net income of $8.8 million. This compares to earnings per diluted share and net income of $0.54 and $17.5 million, respectively, in the prior year comparable period which also included a restructuring and impairment charge. Excluding the impact of the restructuring and impairment charges on both periods, earnings per diluted share for the current quarter amounted to $0.39 on net income of $11.4 million and for the comparable prior year period $0.54 per share on net income of $17.4 million.

Nine Month Results
For the nine months ended March 31, 2008, net delivered sales decreased 0.4% to $744.1 million as compared to $746.8 million in the prior year comparable period. Net delivered sales for the Company’s Retail division increased 7.2% to $548.1 million, while Wholesale sales decreased 5.0% to $468.5 million during that same period. Comparable Ethan Allen design center delivered sales decreased 0.5% as compared to the prior year period.

For the nine months ended March 31, 2008, which includes the aforementioned restructuring and impairment charge, earnings per diluted share amounted to $1.58 on net income of $47.0 million. This compares to earnings per diluted share and net income of $1.50 and $48.7 million, respectively, in the prior year comparable period which also included a restructuring and impairment charge. Excluding the impact of these charges in both periods, earnings per diluted share for the current year amounted to $1.67 on net income of $49.5 million, from $1.76 per share, on net income of $57.2 million in the prior year comparable period.

Farooq Kathwari, Chairman and CEO, commented, “Despite the challenges of a weak economy, we are pleased with the major progress we are making in positioning Ethan Allen as a provider of design solutions and service. Our results in the third quarter ended March 31, 2008, were impacted by a weaker economy and costs associated with the many initiatives we have implemented to strengthen our business.”

Mr. Kathwari continued, “Sales in March particularly slowed down due to broader economic concerns raised by the extraordinary intervention of the Federal Reserve to stabilize financial institutions, and to some extent due to Easter falling in March this year. With a relatively calmer economic environment in April, and Easter behind us, the decline in sales so far has been considerably reduced.”

Mr. Kathwari stated, “During the March quarter we continued to reposition our retail network. We opened four new relocated design centers, converted four into design studios, consolidated or closed seven design centers and two retail service centers, and substantially completed the implementation of Lifestyle presentations in nearly all of our 153 company-owned design centers. During the quarter that will end June 30, 2008, we expect to consolidate the two remaining Design Centers located in New York City with the opening of the new flagship Design Center in Manhattan located at 3rd Avenue and 60th Street. The company expects to take a $3 to $4 million pretax restructuring charge or $1.9 to $2.5 million after tax, during the fourth quarter. We also expect to open five or six additional new design centers during the fourth quarter.”

Mr. Kathwari continued, “As we stated in our April 10, 2008, press release, we have absorbed costs related to all of these initiatives, especially in the third quarter, and we should see benefits in our next fiscal year. Most of the major relocation of our design centers is expected to be completed this fiscal year, and we expect our capital expenditures for the next fiscal year to be reduced by about 30% to 50% from the current annual expenditure level of about $70 million.”

Commenting on the outlook, Mr. Kathwari said: “While the near term economic environment remains uncertain, we remain confident that the many initiatives we have taken will help us to continue to do relatively well in the near term, and more importantly, that we are positioned to do well as the over all economy starts to move in a positive direction.”Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 291 design centers in the United States and abroad, of which 153 are Company-owned. Ethan Allen has nine manufacturing facilities, which include two sawmills, located throughout the United States and one facility located in Mexico.

The Company will conduct a Conference Call at 8:30 a.m. (Eastern) on Tuesday, April 22nd. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors .

  This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:
	Three Months Ended		Nine Months Ended
	3/31/08	3/31/07	3/31/08	3/31/07
Net Sales	235.9	$246.5	$744.1	$746.8
Gross Margin	53.1%	52.1%	53.5%	52.0%
Operating Margin	6.6%	11.4%	10.3%	10.6%
Operating Margin (ex restructuring &
impairment charge (credit))	8.3%	11.3%	10.9%	12.4%
Net Income	$8.8	$17.5	$47.0	$48.7
Net Income (ex restructuring & impairment
charge (credit))	$11.4	$17.4	$49.5	$57.2

Operating Cash Flow	$19.9	$13.7	$67.3	$69.9
Capital Expenditures	$16.0	$12.5	$46.3	$47.5
Treasury Stock Repurchases (settlement
date basis)	8.4	16.9	73.2	34.6

EBITDA	$22.2	$34.5	$97.9	$97.3
EBITDA as % of Net Sales	9.4%	14.0%	13.2%	13.0%
EBITDA (ex restructuring & impairment
charge (credit))	$26.2	$34.3	$101.9	$110.8
EBITDA as % of Net Sales (ex
restructuring & impairment charge (credit))	11.1%	13.9%	13.7%	14.8%

Selected Financial Data by Business Segment:

	Three Months Ended		Nine Months Ended
Retail	3/31/08	3/31/07	3/31/08	3/31/07
Net Sales	$ 172.8	$ 167.7	$ 548.1	$ 511.1
Operating Margin	(4.9%)	(0.1%)	(0.2%)	1.7%
Operating Margin (ex restructuring &
impairment charge (credit))	(2.6%)	(0.1%)	0.5%	1.7%

	Three Months Ended		Nine Months Ended
Wholesale	3/31/08	3/31/07	3/31/08	3/31/07
Net Sales	$ 156.3	$ 171.9	$ 468.5	$ 493.2
Operating Margin	17.1%	18.5%	17.0%	14.9%
Operating Margin (ex restructuring &
impairment charge (credit))	17.1%	18.4%	17.0%	17.6%

Ethan Allen Interiors Inc. Condensed Consolidated Statements of Operations (In thousands, except per share amounts)
	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net sales	$235,901	$246,539	$744,138	$746,781
Cost of sales	110,714	118,023	346,041	358,186
Gross profit	125,187	128,516	398,097	388,595
Operating expenses:
Selling	56,112	54,880	171,290	164,093
General & administrative	49,502	45,729	145,940	132,214
Restructuring & impairment charge (credit)	3,993	(180)	3,993	13,442
Total operating expenses	109,607	100,429	321,223	309,749
Operating income	15,580	28,087	76,874	78,846
Interest & other miscellaneous income	1,375	2,339	6,478	7,146
Interest & other related financing costs	2,914	2,927	8,793	8,780
Income before income tax expense	14,041	27,499	74,559	77,212
Income tax expense	5,195	10,000	27,587	28,469
Net income	$8,846	$17,499	$46,972	$48,743

Basic earnings per share:
Net income per share	$0.31	$0.55	$1.59	$1.54
Basic weighted average shares outstanding	28,909	31,656	29,461	31,736

Diluted earnings per share:
Net income per share	$0.30	$0.54	$1.58	$1.50
Diluted weighted average shares outstanding	29,049	32,352	29,685	32,495

Ethan Allen Interiors Inc. Condensed Consolidated Balance Sheets Unaudited (In thousands)

	March 31,	June 30,
Assets	2008	2007
Current Assets:
Cash and cash equivalents	$77,011	$147,879
Accounts receivable, net	12,551	14,602
Inventories	186,357	181,884
Prepaid expenses and other current assets	39,117	33,104
Deferred income taxes	2,327	4,960
Total current assets	317,363	382,429

Property, plant, and equipment, net	343,160	322,185
Intangible assets, net	94,045	92,500
Other assets	4,823	5,484
Total Assets	$759,391	$802,598

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$41	$40
Customer deposits	46,363	52,072
Accounts payable	22,934	26,650
Accrued expenses and other current liabilities	68,841	68,677
Total current liabilities	138,179	147,439

Long-term debt	202,958	202,868
Other long-term liabilities	20,515	12,003
Deferred income taxes	28,067	30,646
Total liabilities	389,719	392,956

Shareholders’ equity	369,672	409,642
Total Liabilities and Shareholders’ Equity	$759,391	$802,598